Exhibit 99.1

[Servotronics, Inc. Letterhead]

1110 Maple Street  ◆  P.O. Box 300  ◆ Elma, New York 14059-0300  ◆716-655-5990  ◆FAX 716-655-6012

August 12, 2010
SERVOTRONICS, INC. ANNOUNCES
SECOND QUARTER AND SIX MONTH RESULTS
FOR THE PERIODS ENDED JUNE 30, 2010

Elma, NY – Servotronics, Inc. (NYSE Amex – SVT) reported an approximate 68% increase in net income to $1,401,000 (or $0.71 per share Basic, $0.66 per share Diluted) on revenues of $16,087,000. The comparable net income for the same six month period of 2009 was $835,000 (or $0.43 per share Basic, $0.41 per share Diluted) on revenues of $16,644,000.  Net income for the three month period ended June 30, 2010 increased approximately 10% to $778,000 (or $0.40 per share Basic and $0.37 Diluted) on revenues of $8,203,000 for the three month period ended June 30, 2010 as compared to net income of $710,000 (or $0.37 per share Basic, $0.34 per share Diluted) on revenues of $9,106,000 for the comparable three month period ended June 30, 2009.  The Company primarily attributes the decrease in revenues to decreased shipments at the Company’s Consumer Products Group partially offset by increased shipments at the Company’s Advanced Technology Group.  The resulting increases in net income represents a combination of several factors such as product mix, cost containment activities and other recession mitigating factors.

As the Company previously reported, certain major manufacturers of commercial aircraft have publicly announced that they have initiated plans to ramp-up production to support forecasted increases in aircraft deliveries in late 2010, 2011 and 2012. Aircraft component suppliers are being advised to increase their manufacturing capabilities to support this forecasted accelerated aircraft production.  There is a growing consensus that the world-wide recession is in the early stages of a slow recovery which may or may not be self-sustainable.  Also, the Aerospace Industry Association’s report issued in December 2009 was cautiously optimistic and confident in the future of Aerospace.

Government procurements are expected to continue to be volatile and may result in significant period to period performance fluctuations. The Company’s marketing efforts continue to be enhanced by ongoing product developments at both the Advanced Technology Group (ATG) and the Consumer Products Group (CPG).  The Company recently expanded its capabilities in its continuing efforts to add product lines and resources to the Company’s inventory of skills and product offerings. The Company’s many ATG aerospace products that are in a wide range of domestic and foreign programs are expected to benefit from a recovering Global economy. The CPG’s product developments and expanded capabilities have led to significant government procurements and the expansion of the CPG’s product line.

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, pocket knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE Amex